Exhibit 10.14

The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

Execution Copy

STRICTLY CONFIDENTIAL

CONFIDENTIAL TREATMENT

December 31, 2015

Unilife Corporation

250 Cross Farm Lane

York, PA 17406

Re: Exclusivity Letter

Ladies and Gentlemen:

In connection with a possible broader business transaction (a “Transaction”) involving Unilife Corporation (“Unilife”) and Amgen Inc. (“Amgen” and, together with Unilife, the “Parties”), the Parties hereby agree as follows:

1. In order to induce Amgen to make the Deposit (as defined below) and to devote additional time and resources to its continuing evaluation and, if applicable, pursuit of a Transaction, and in consideration therefor:

(a) Exclusivity. Subject to Unilife’s timely receipt of the Deposit (as defined below), from the date of this letter agreement (this “Agreement”) until the earlier of (x) 11:59pm Pacific time on January 31, 2016 and (y) the time at which Amgen notifies Unilife in writing that Amgen has ceased to consider a Transaction (such time period, the “Exclusivity Period”), Unilife agrees that it shall not, and it shall cause its controlled Affiliates (as defined below) and its and their respective directors, officers, employees, attorneys, accountants, financial advisors, agents and other professional representatives (collectively, “Representatives”) not to, directly or indirectly:

i. solicit, initiate, induce, facilitate, assist or knowingly encourage the making of any inquiry, indication of interest, proposal, offer or announcement concerning or contemplating, or that could reasonably be expected to lead to, any Alternative Transaction (as defined below) (any of the foregoing, a “Proposal”);

ii. furnish any information (including through providing or continuing access to any data room) regarding Unilife or any of its Subsidiaries to any Person in connection with a Proposal;

iii. participate or engage in or continue discussions or negotiations with any Person with respect to a Proposal;

iv. enter into any letter of intent, term sheet, merger agreement, acquisition agreement, license agreement, option agreement or similar document or any agreement, arrangement or understanding contemplating or otherwise relating to any Alternative Transaction;

v. release or permit the release during the Exclusivity Period of any Person (other than Amgen) from, or waive or permit the waiver of any provision of, or fail to enforce or cause to be enforced, any confidentiality, “standstill”, or similar agreement to which Unilife or any of its Subsidiaries is a party;

vi. otherwise facilitate any effort or attempt by any Person to make any Proposal; or

vii. commence any proceeding in bankruptcy or otherwise initiate any insolvency or debtor-creditor proceedings.

To the extent Unilife is not prohibited by a confidentiality agreement or other contractual obligation, in each case in effect on the date hereof, from doing so, Unilife agrees to notify Amgen promptly (and in any event no later than 24 hours) after receipt by the Company or any of its controlled Affiliates or its or their Representatives, of any Proposal or any request for information or access to members of management or the board of directors of Unilife in connection with any Proposal, and Unilife shall provide Amgen with a copy of any such Proposal or request, or if not in writing, a written description thereof, including the name of the Person making such Proposal or request and the proposed purchase price or other transaction consideration. During the Exclusivity Period, Amgen agrees to promptly notify Unilife in writing if Amgen ceases to consider a Transaction.

As used in this Agreement: (i) the term “Person” shall be broadly interpreted to include any corporation, company, group, partnership, joint venture, limited liability company, trust, governmental entity, other entity of any kind or nature, or individual; (ii) the term “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended; (iii) the term “Alternative Transaction” shall mean any transaction or series of transactions (other than a transaction solely with Amgen and/or any of its controlled Affiliates and other than the issuance of common stock or the redemption of preferred stock pursuant to existing obligations under Unilife’s agreement with its preferred stock investor (including those under Unilife’s Certificate of Designations of Preferences, Powers, Rights and Limitation of Series A Redeemable Convertible Preferred Stock)) involving: (x) the purchase of any capital stock or other equity interest in, or any of the businesses of, Unilife or any of its Subsidiaries, (y) any merger, share exchange, tender offer, business combination, consolidation, joint venture, restructuring, reorganization, recapitalization, spin-off, split-off or other alternative transaction involving any capital stock, businesses or assets of Unilife or any of its Subsidiaries, or (z) any direct or indirect sale, license, lease, transfer, pledge, exchange or other disposition of any material portion of the assets or liabilities of Unilife or any of its Subsidiaries, including any amendment to an existing agreement to do any of the foregoing and including any exclusive license involving any Unilife delivery devices, delivery platforms or the intellectual property related thereto; and (iv) the term “Subsidiary” means, as to any Person, any other Person of which such Person directly or indirectly (through one or more subsidiaries) owns or controls (x) at least a majority of the outstanding equity or economic interests or (y) securities or ownership interests having by their terms ordinary voting power to elect at least a majority of the board of directors or other Persons performing similar functions.

During the Exclusivity Period, Unilife shall, and it shall cause its controlled Affiliates and its and their Representatives to, immediately cease any discussions or negotiations with, or any solicitation, knowing encouragement or assistance of, any Person, in each case that may be ongoing with respect to any Alternative Transaction or any Proposal.

(b) Negotiation. During the Exclusivity Period, Unilife and Amgen shall negotiate in good faith, subject to (including without limitation) Amgen’s rights to conduct diligence and to notify Unilife in the event Amgen ceases to consider a Transaction, regarding a Transaction that would include:

(i) a perpetual, worldwide non-exclusive license to Amgen under the patents, know-how and technology of Unilife and its Affiliates (collectively, “Unilife IP”), for Unilife to develop, manufacture, and supply any Unilife products existing as of the closing (including any subsequent improvements or modified versions, except those made at the specific request of a third party, collectively all such products, improvements and versions, “Unilife Products”), subject to rights already granted to existing customers;

(ii) Amgen’s purchase from Unilife of an interest-bearing note, with satisfactory protection of Amgen’s licenses and note in the event of a Unilife bankruptcy on terms to be negotiated (which may include priority rights in certain assets), which absent default will be repaid through discounted pricing on purchases by Amgen or its Affiliates of Unilife Products or credits taken by Amgen or its Affiliates against development and customization fees for devices, if applicable, and per-unit royalties otherwise payable to Unilife for the manufacture and sale of Unilife Products;

(iii) the issuance to Amgen by Unilife of up to 19.9% of Unilife’s outstanding common stock ***;

(iv) a *** right of first negotiation for exclusive or non-exclusive rights, at Amgen’s election but subject to rights already granted to existing customers and the availability of the rights desired by Amgen, to any new delivery device platform of Unilife or its Affiliates developed after the effective date of the Transaction, provided that such right of first negotiation shall not apply or exist for any new delivery device platforms developed to meet the specific request of a third party;

(v) The supply terms for the products supplied pursuant to the licenses set forth in this Section 1(b) shall include at a minimum: ***; and

(vi) Amgen’s licenses set forth in this Section 1(b) would include a right for Amgen and its Affiliates to manufacture, and for Amgen to sublicense to third parties to manufacture, up to 20% of the aggregate annual volume requirements of such devices by, and solely for, Amgen and/or its Affiliates, collaborators and/or sublicensees of Amgen Products (collectively, “Amgen Parties”). In the event that Amgen elects for Amgen and/or its Affiliates, or a third party sublicensee, to manufacture the devices for Amgen Parties, regardless of whether Unilife is willing or able to manufacture such devices for Amgen Parties, Amgen will pay and Unilife will receive the difference between (1) the per unit price for each device manufactured that Unilife would have received if the applicable Amgen Party purchased such device from Unilife and (2) the cost of such device to the applicable Amgen Party; provided that, if the cost in clause (2) is greater than the price in clause (1), no payment shall be made to Unilife. Notwithstanding the foregoing, solely in the event that Unilife: (a) is unable or unwilling to manufacture the devices, (b) fails to materially meet agreed-upon quality obligations for the devices, or (c) fails to materially meet agreed-upon supply obligations, Amgen will have the right to manufacture, or to have a third party manufacture, for Amgen Parties 100% of the aggregate annual volume requirements of such devices, and Amgen will pay and Unilife will receive a royalty amount of *** (not to exceed 10% of the cost of goods sold for each device) for each device manufactured by Amgen, its Affiliates or such third party(ies) on behalf of Amgen Parties. Unilife will use its commercially reasonable efforts to give Amgen access to such information and technical personnel, with Amgen to pay Unilife at a full time equivalent basis, at cost, for such supply of information and technical personnel, as is reasonably necessary to enable Amgen to utilize such licenses in accordance with the terms of this section. “Amgen Products” mean any biopharmaceutical product in which Amgen or any Affiliate thereof has an economic interest or which Amgen or any Affiliate is developing or commercializing (either alone or in collaboration with third parties).

(c) Diligence. During the Exclusivity Period, Unilife will promptly make available to Amgen (or if not in writing, to discuss with Amgen) any information Amgen reasonably requests, including Unilife’s proposed operating plan, its existing commercial agreements, its plan for use of the Deposit and any subsequent funding, and information supportive of Amgen’s evaluation of the Unilife technology.

(d) License. Contemporaneously with Unilife’s receipt of the Deposit (defined below), Unilife (on behalf of itself and its Affiliates) hereby grants to Amgen automatically and without requirement of any further action, (i) a non-exclusive, perpetual, worldwide license under the Unilife IP for Unilife to develop, manufacture and supply wearable injector devices (including any improvements or modified versions) for use with Amgen Products *** and (ii) a perpetual, worldwide exclusive license under the Unilife IP for Unilife to develop, manufacture and supply Unilife’s 1ML wearable injector (including any improvements or modified versions) for use with products that relate to ***. Amgen and its Affiliates shall pay Unilife a fee for each device manufactured by Unilife as agreed upon by the Parties. However, Amgen’s licenses shall include a right for Amgen and its Affiliates to manufacture, and for Amgen to sublicense to third parties to manufacture, such devices for Amgen Parties in accordance with the provisions and pricing set forth in Section 1(b)(vi) above, which are incorporated herein by reference with respect to the devices licensed in this Section 1(d).

2. By December 31, 2015, Amgen shall pay to Unilife non-refundable cash in the amount of US$15,000,000 (the “Deposit”).

3. ***

4. ***

5. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the conflict of laws principles thereof to the extent that such principles would direct a matter to another jurisdiction. The Parties agree that any lawsuit filed by one Party against the other in connection with this Agreement shall be heard by the federal or state courts located in New York (the “Chosen Courts”), which shall have exclusive jurisdiction over any such lawsuits, and the Parties hereto agree to submit to the jurisdiction of those courts. Each Party agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

6. Unilife agrees that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without prejudice to any other remedies to which Amgen may be entitled at law or in equity, Amgen shall be entitled to seek equitable relief, including an injunction and/or specific performance, in the event of any breach (or threatened breach) of the provisions of this Agreement, without proof of damages. Unilife agrees that it shall not seek, and that it and its controlled Affiliates shall agree to waive any requirement for (and shall use its best efforts to cause its Representatives to waive any requirement), the securing or posting of a bond in connection with Amgen’s seeking or obtaining such relief.

7. No failure or delay by Amgen in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

8. It is understood and agreed that if any provision contained in this Agreement or the application thereof to either Party, or any other Person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. Time is of the essence with respect to all provisions of this Agreement.

9. It is understood and agreed that unless and until there is a definitive agreement between the Parties with respect to a Transaction, if any, neither Party intends to be, nor shall either Party be, under any legal obligation of any kind whatsoever with respect to a Transaction or otherwise, by virtue of this or any written or oral expressions by such Party’s Affiliates or Representatives with respect to such Transaction or otherwise, except for the matters specifically agreed to in this Agreement and in the confidentiality agreement, dated December 23, 2015, between the Parties (the “Confidentiality Agreement”).

10. Any notice hereunder shall be made in writing by overnight courier, personal delivery or, email or facsimile (if such email or facsimile is followed by notice sent the same day (or next business day if such day is not a business day) using one of the other means), in each case to:

If to Unilife:

Unilife Corporation
250 Cross Farm Lane
York, PA 17406
Attention:	John Ryan, Senior Vice President,
General Counsel and Secretary
E-mail: john.ryan@unilife.com
Telephone:	(717) 384-3382

If to Amgen:

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799
Attention:	Corporate Secretary
Facsimile:	(805) 447-1010
Telephone:	(805) 447-1000

11. This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement; provided that notwithstanding the foregoing, this Agreement shall not supersede those existing agreements as of the date hereof by and between the Parties and/or among the Parties and other third parties, as applicable, including the Master Feasibility and Customization Agreement between the Parties dated December 2, 2015, as amended from time to time, and any confidentiality agreement.

12. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing herein expressed or implied is intended to confer upon or give any rights or remedies under or by reason of this Agreement to any Person other than the Parties. Any assignment of this Agreement by either Party without the prior written consent of the other Party shall be null and void.

13. This Agreement may only be amended by a separate writing signed by both Parties expressly so amending this Agreement. Any provision of this Agreement may be waived by the Party entitled to the benefit thereof, if in writing and signed by the Party against which the waiver is sought.

14. Except as required for compliance with applicable law, applicable rules of any stock exchange or any court order, each Party agrees not to issue any press release, public statement, or otherwise disclose information relating to this letter agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party.

15. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. One or more counterparts of this Agreement may be delivered by telecopier or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

[Signature page follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement shall constitute our agreement with respect to the subject matter of this Agreement as of the date first set forth above.

Very truly yours,

AMGEN INC.

By	/s/ David W. Meline
	Name:	David W. Meline
	Title:	Executive Vice President & Chief Financial Officer

CONFIRMED AND AGREED TO:

UNILIFE CORPORATION

By	/s/ Alan Shortall
	Name:	Alan Shortall
	Title:	Chairman & CEO